EXHIBIT 10.26
                          PUT AND CALL AGREEMENT

     This Put and Call Agreement (the "Agreement"), dated as of June 29, 2002, is entered into by and between William D. Yotty (the "Yotty") and La Jolla Cove Investors, Inc. a California corporation ("LJCI"), with reference to the following:

     WHEREAS, concurrently herewith, LJCI is purchasing from PayStar Corporation (the "Company") 2,222,222 shares of the Company's common stock (the "Stock"); and

     WHEREAS, the parties hereto desire to provide for certain put and call provisions relating to the Stock.

     NOW, THEREFORE, in consideration of the mutual promises and convenants contained herein, and in consideration of LJCI purchasing the Stock, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Put Right. During the period and from time to time between March 27, 2003 and June 27, 2003 (the "Put Period"), LJCI shall have the right to sell in its sole and absolute discretion, and Yotty shall thereafter have the obligation to purchase, all or a portion of the Stock for a cash purchase price of $0.17 per share. The election of LJCI to sell the Stock shall be pursuant to written notice to Yotty, which notice shall be sent at least three business days prior to the effective date of the transfer and shall specify the number of shares of Stock which LJCI elects to sell hereunder at such time. On the effective date of the transfer, Yotty shall pay to LJCI (or its designee), the purchase price therefor in good funds, and within three business days thereafter LJCI shall deliver to Yotty certificates evidencing the shares of Stock elected to be sold together with a stock power. Any transfer hereunder shall be without warranty or representation except as to good title. The obligations of Yotty hereunder shall not be subject to any defense, setoff, recoupment, impairment or termination for any reason including, without limitation, whether the Stock is publicly traded, whether any bankruptcy proceedings have been instituted by or against the Company or any order has been entered adjudging the Company a bankrupt or insolvent, or whether the Company or its transfer agent consents to or authorizes the transfer. In the event that, at anytime, LJCI sells up to 500,000 shares of the Stock for a net amount, after reasonable brokerage commissions, of $200,000 or more, LJCI's Put right shall be null and void as to all of the Stock.

     2. Call Right. During the period and from time to time between the date hereof and March 27, 2003 (the "Call Period"), Yotty shall have the option to purchase, and LJCI shall thereafter have the obligation to sell, all or a portion of the Stock for a cash purchase price of $0.20 per share. The election of Yotty to purchase the Stock shall be pursuant to written notice to LJCI, which notice shall be sent at least

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three business days prior to the effective date of the transfer and shall specify the number of shares of Stock which Yotty elects to purchase hereunder at such time. On the effective date of the transfer, Yotty shall pay to LJCI (or its designee) the purchase price therefor in good funds, and within three business days thereafter LJCI shall deliver to Yotty certificates evidencing the shares of Stock elected to be sold together with a stock power. Any transfer hereunder shall be without warranty or representation except as to good title. The exercise of LJCI's Put, in whole or in part, or the sale by LJCI of up to 500,000 shares, shall cancel a corresponding amount of Yotty's Call.

     3. Adjustment to Shares. The number of shares and the per share purchase price shall be appropriately adjusted in the case of any reclassification or change of outstanding securities, the subdivision or combination of the Stock, the payment of a dividend with respect to the Stock payable in shares or a distribution of shares with respect to the Stock. If the Company at any time while the Put and Call remain outstanding and unexpired shall subdivide or combine its shares, the per share purchase price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination. Upon each adjustment in the per share purchase price, the number of shares shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment by a fraction
(a) the numerator of which shall be the per share purchase price prior to the adjustment and (b) the denominator of which shall be the per share purchase price immediately thereafter.

     4. Interest. At such time that money is due to any party, and if such amount is not paid within five (5) business days, then that amount shall accrue interest at the rate of nine percent (9%) per year.

     5. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of California, United States of America.

     6. Consent to Jurisdiction. The Yotty (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the District of San Diego and the courts of the State of California located in San Diego county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that he is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. The Yotty consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this section shall affect or limit any right to serve process in any other manner permitted by law.

     7. Attorneys' Fees. In the event of any legal action between the parties with respect to this Agreement or the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to court costs and litigation expenses incurred in said legal action, regardless of whether such legal action is prosecuted to judgment.

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     8.   Notices.  Any notice, demand or other communication required or permitted under this Agreement shall be deemed given and delivered when in writing and (a) personally served upon the receiving party, or (b) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or (c) upon the third (3rd) calendar day after mailing to the receiving party by either (i) United States registered or certified mail, postage prepaid, or (ii) FedEx or other comparable overnight delivery service, delivery charges prepaid, and addressed as follows:

To Yotty:      William D. Yotty
               1110 W. Kettleman Lane, Suite 48
               Lodi, CA 95240
               Facsimile: (209) 339-9637

To Goehring:   Clifford Goehring
               1110 W. Kettleman Lane, Suite 48
               Lodi, CA 95240
               Facsimile: (209) 339-9637

To LJCI:       La Jolla Cove Investors, Inc.
               7817 Herschel Avenue, Suite 200
               La Jolla, CA  92037
               Facsimile: (858) 551-0987

     9. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or invalid, then this Agreement shall continue in full force and effect without said provision. If this Agreement continues in full force and effect as provided above, the parties shall replace the invalid provision with a valid provision which corresponds as far as possible to the spirit and purpose of the invalid provision.

     10. Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one document. Facsimile execution shall be deemed originals.

     11. Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior oral or written agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

     12. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the parties hereto.

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     13.  Amendment and Waiver.  No modification or waiver of any provision of this Agreement shall be binding upon the party against whom it is sought to be enforced, unless specifically set forth in writing signed by an authorized representative of that party. A waiver by any party of any of the terms or conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such terms or conditions for the future, or of any subsequent breach thereof. The failure by any party hereto at any time to enforce any of the provisions of this Agreement, or to require at any time performance of any of the provisions hereof, shall in no way to be construed to be a waiver of such provisions or to affect either the validity of this Agreement or the right of any party to thereafter enforce each and every provision of this Agreement.

     14. Status of Shares. Yotty acknowledges that the Stock being purchased by LJCI constitutes restricted securities and the resale thereof by the Yotty may be limited and subject to applicable securities laws. In the event that the Yotty acquires the Stock pursuant to the exercise of the Put Right or Call Right, he shall acquire the Stock for investment purposes and not with a view to distribution.

     IN WITNESS WHEREOF, LJCI and William D. Yotty have duly executed this Agreement as of the date first above written.

                                   La Jolla Cove Investors, Inc.

/s/ William D.  Yotty              By: /s/ Travis Huff
William D. Yotty
                                   Title:  Portfolio Manager
/s/ Clifford Goehring
Clifford Goehring




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